Idaho General Mines, Inc. - AMEX : GMO _____________________________ 1726 Cole Blvd., Suite 115 Lakewood, CO 80401 Phone:(303) 928-8599 Fax:(303) 928-8598

IDAHO GENERAL MINES ANNOUNCES CORPORATE GOVERNANCE INITIATIVES

LAKEWOOD, COLORADO - July 25, 2007, Idaho General Mines (AMEX:GMO) today announced actions taken by its Board of Directors to strengthen its corporate governance policies.

Commencing earlier this year, Idaho General’s Board of Directors established a special governance committee that was tasked with evaluating and recommending improved corporate governance practices. Based on the recommendations of the special committee, the Board of Directors has approved a comprehensive set of corporate governance guidelines designed to incorporate many best practices in current corporate governance, including the adoption of a “majority voting” provision for the election of directors. The Board also voted, subject to shareholder approval, to terminate the Company’s shareholder rights agreement (commonly referred to as a Poison Pill) and to seek to reincorporate the Company in Delaware. The Board of Directors also determined to reduce the size of the Board to seven directors in conjunction with the Company’s upcoming annual shareholder meeting to be held on October 4, 2007 at the Company’s new executive offices in Lakewood, Colorado.

Commenting on the Board’s action, Idaho General’s Chief Executive Officer, Bruce D. Hansen, said, “The strength and effectiveness of any board is dependant upon the integrity of those involved. The Company’s Board and management will continue to seek corporate governance on par with our world-class assets.”

The corporate governance guidelines include details on the role and responsibilities of the Board, director qualifications and selection processes, ongoing director education, and duties of directors and committees. A copy of the corporate governance guidelines will be available on the Company’s website, www.igmines.com.

Forward-Looking Statements

Statements herein that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. For a more detailed discussion of risks and other factors that may impact these forward looking statements please refer to the Risk Factors and other discussion contained in the Company's quarterly and annual periodic reports on Forms 10-QSB and 10-KSB on file with the SEC. The Company undertakes no obligation to update forward-looking statements.

This press release is not to be construed as a solicitation of a proxy on the matters to be acted upon at the Company’s annual shareholder meeting. Details of the matters to be voted upon at the annual meeting will be contained in the Company’s definitive proxy statement to be filed with the Securities and Exchange Commission.

Contact Information:

Seth Foreman - Investor Relations Website: http://www.igmines.com/	(303) 928-8591 Email: info@igmines.com	sforeman@igmines.com